Exhibit 10.1

AMENDMENT NO. 1

TO SHARE PURCHASE AND OPTION AGREEMENT

(M.E.A. Testing Systems Ltd. Equity)

This Amendment No. 1 (this “Amendment”) is made as of September 16, 2026 between Tessera Defense and Homeland Security Inc., a Delaware corporation formerly named BiomX Inc. (NYSE American: HLSQ) (the “Purchaser” or “Tessera”), and Mayers Ventures LLC (the “Seller”), and amends the Share Purchase and Option Agreement dated August 5, 2026 between the Purchaser and the Seller (the “Agreement”). Capitalized terms used and not defined in this Amendment have the meanings given in the Agreement.

RECITALS

A. The Agreement provides for the purchase by the Purchaser of 324,573 shares of M.E.A. Testing Systems Ltd. (the “Company”), representing 10% of the Company’s share capital on a Fully Diluted Basis, for a cash payment of $50,000 and 1,300,000 restricted shares of the Purchaser’s common stock, and for the grant of the Control Option.

B. The Closing has not occurred. The Purchaser effected a one-for-ten reverse stock split of its common stock effective September 9, 2026, so that the 1,300,000 shares referred to in Section 2.1(ii) of the Agreement are now 130,000 shares.

C. The Parties wish to increase the Purchased Shares to 15% of the Company’s share capital on a Fully Diluted Basis, to provide for a convertible loan by the Purchaser to the Seller, and to adjust the consideration accordingly. This Amendment is an amendment of the purchase under Sections 1 and 2 of the Agreement and is not an exercise, in whole or in part, of the Control Option.

NOW, THEREFORE, the Parties agree as follows:

1. Purchased Shares. Section 1.1 of the Agreement is amended so that the Purchased Shares are 486,860 shares of the Company, being 257,973 ordinary shares and 228,887 preferred shares, representing 15% of the Company’s share capital on a Fully Diluted Basis as of the date of this Amendment. The Seller shall cause Motomova to sell and transfer the Purchased Shares, as so increased, to the Purchaser at the Closing. Recital H of the Agreement is amended accordingly.

2. Consideration. Section 2.1 of the Agreement is amended and restated as follows:

(i) the first advance of $50,000 under the Loan described in Section 2A, to be applied by the Seller to amounts owed to the noteholders of Motomova, which advance replaces the cash payment previously provided for in Section 2.1(i);

(ii) the issuance to the Seller at the Closing of 130,000 restricted shares of the Purchaser’s common stock (the “Closing Shares”), being the 1,300,000 shares referred to in the Agreement as adjusted for the Purchaser’s reverse stock split; and

(iii) the issuance to the Seller at the Closing of an additional 65,000 restricted shares of the Purchaser’s common stock (the “Additional Shares”), as consideration for the increase in the Purchased Shares under Section 1, subject to authorization by the NYSE American of the listing of the Additional Shares under the Purchaser’s pending supplemental listing application, as amended.

The Closing Shares and the Additional Shares together are 195,000 shares, representing approximately 4.5% of the Purchaser’s common stock outstanding on the date of this Amendment. The Seller represents that neither it nor any person with whom it would be aggregated under Section 713 of the NYSE American Company Guide holds any other shares of the Purchaser’s common stock, and the Purchaser shall not be required to issue any shares under this Agreement in a manner that would require stockholder approval under Section 712 or Section 713 of the Company Guide unless and until such approval has been obtained. The Closing Shares and the Additional Shares will be restricted securities and will bear the Purchaser’s customary legend. Section 2.1(i) and (ii) of the Agreement, as they existed before this Amendment, are superseded.

3. Convertible Loan. A new Section 2A is added to the Agreement as follows:

2A.1 Loan. The Purchaser shall make available to the Seller a loan facility of up to $475,000 (the “Loan”), inclusive of the $50,000 advance referred to in Section 2.1(i), to be advanced in one or more tranches on the Seller’s written request, each advance to be evidenced by a promissory note in the form attached as Exhibit A. The Purchaser shall have no obligation to advance any amount before the Closing.

2A.2 Use of proceeds. The Seller shall apply the Loan solely to (a) payment of amounts owed to the noteholders of Motomova, (b) working capital of the Company, and (c) the Company’s drone-related activities, in each case by way of advances by the Seller to Motomova or the Company, and to no other purpose without the Purchaser’s written consent.

2A.3 Interest and maturity. Each advance shall bear interest at 12% per annum, accruing daily and payable at maturity. The Loan shall mature and, to the extent not converted, be repaid in full on the earlier of (a) the second anniversary of the Closing and (b) the second anniversary of the first advance under the Loan (the “Maturity Date”). If the Agreement is terminated before the Closing, any amount then outstanding under the Loan shall become immediately due and repayable within thirty days after that termination. The Loan is unsecured.

2A.4 Conversion. At any time before repayment, the Purchaser may, at its sole election and in whole or in part, convert the outstanding principal and accrued interest of the Loan into fully paid ordinary shares of the Company (the “Conversion Shares”), transferred by the Seller or Motomova or newly issued by the Company at the Seller’s election, at a price per share equal to the Conversion Valuation divided by the number of shares of the Company on a Fully Diluted Basis as at the date of the Conversion Notice, by written notice to the Seller (a “Conversion Notice”). “Conversion Valuation” means the lower of (a) four (4) times the Company’s EBITDA for the fiscal year ending December 31, 2027, as derived from the Audited Financial Statements for that year, and (b) $10,000,000; provided that if the Company’s EBITDA for that fiscal year is zero or negative, clause (a) shall be disregarded, and if the Conversion Valuation determined under this sentence would be less than $2,000,000, the Conversion Valuation shall be $2,000,000. If a Conversion Notice is delivered before the Audited Financial Statements for the fiscal year ending December 31, 2027 are available, the Conversion Valuation shall be deemed to be $10,000,000 and the number of Conversion Shares shall be adjusted once such statements are available; if the adjustment results in fewer Conversion Shares than were delivered, the Purchaser shall return the excess to the Seller, and if the adjustment results in more Conversion Shares than were delivered, the Seller shall deliver the additional Conversion Shares to the Purchaser. No conversion shall result in the Purchaser and its affiliates holding, including the Purchased Shares, 19.999% or more of the Company’s share capital on a Fully Diluted Basis (the “NYSE Blocker”). To the extent any portion of the Loan cannot be converted pursuant to this Section 2A.4 without exceeding the NYSE Blocker, that portion shall remain outstanding as a non-convertible loan bearing interest at the same rate and shall be repaid on the Maturity Date. The Seller shall deliver the Conversion Shares within ten business days after a Conversion Notice and shall procure any consents or waivers of the MEA Minority required for that delivery.

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2A.5 Relationship to the Control Option. If the Loan is outstanding at an Option Closing, the Purchaser may, at its election, apply the outstanding principal and interest against the Option Purchase Price, convert it under Section 2A.4, or require its repayment at the Option Closing, and Section 3.7 shall be read accordingly.

2A.6 Motomova and the Company. The Seller shall procure that Motomova and the Company acknowledge this Section 2A at the Closing and take all steps within their power to give effect to a conversion.

2A.7 Mandatory prepayment on revenue threshold. If the Company’s net revenue for any fiscal quarter exceeds $5,000,000, the Purchaser may, by written notice to the Seller, demand prepayment of the Loan, and the Seller shall, within thirty days after delivery of that notice, prepay the entire outstanding principal amount of the Loan together with all interest accrued to the date of prepayment. The Seller shall procure that the Company distributes to the Seller or to Motomova such amounts as are necessary to fund that prepayment, to the extent permitted by applicable law and by the Company’s constitutional documents. The Purchaser may deliver such a notice at any time after the Company’s net revenue for a fiscal quarter first exceeds that amount, whether or not the Purchaser has exercised its conversion right, and the Purchaser’s right to convert under Section 2A.4 shall survive until the Loan is repaid in full. For the avoidance of doubt, this Section 2A.7 does not limit the Purchaser’s right to convert any portion of the Loan before the prepayment is made.

4. Conditions and Approvals. The condition in Section 7(i) of the Agreement applies to the Closing Shares and, separately, to the Additional Shares. The Purchaser shall amend its pending supplemental listing application to the NYSE American to cover the Closing Shares and the Additional Shares promptly after the date of this Amendment. The Purchaser acknowledges that the Technology License Agreement between the Purchaser and the Company, in the form agreed between the Parties as of the date of this Amendment, satisfies the condition in Section 7(f) of the Agreement, and to the extent that condition requires a license that is exclusive in any field of use beyond the terms of that Technology License Agreement, the Purchaser waives that requirement. All other conditions in Section 7 of the Agreement are unchanged. The Purchaser further waives any requirement under Section 7(f) of the Agreement that Motomova be a party to, or a licensor under, that Technology License Agreement.

5. Ratification; Governing Law; Counterparts. Except as amended by this Amendment, the Agreement remains in full force and effect and is ratified and confirmed. This Amendment is governed by the laws of the State of Delaware in accordance with Section 10.2 of the Agreement and may be executed in counterparts and by electronic signature.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

TESSERA DEFENSE AND HOMELAND SECURITY INC.

By:	/s/ Michael Oster
Name:	Michael Oster
Title:	Chief Executive Officer

MAYERS VENTURES LLC

By:	/s/ Ram Naim
Name:	Ram Naim
Title:	Authorized Person

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EXHIBIT A

FORM OF CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $______________	Date of Advance: ______________, 20__

FOR VALUE RECEIVED, MAYERS VENTURES LLC, a Nevada limited liability company (the “Maker”), hereby promises to pay to the order of TESSERA DEFENSE AND HOMELAND SECURITY INC., a Delaware corporation formerly named BiomX Inc. (the “Holder”), the principal amount set forth above, together with interest thereon, on the terms set out below.

This Note is issued pursuant to Section 2A of the Share Purchase and Option Agreement dated August 5, 2026 between the Holder and the Maker, as amended by Amendment No. 1 thereto dated ______________, 2026 (as so amended, the “Purchase Agreement”), and is one of the notes contemplated by Section 2A.1 thereof. Capitalized terms used and not defined in this Note have the meanings given in the Purchase Agreement. In the event of any conflict between this Note and Section 2A of the Purchase Agreement, Section 2A shall control.

1.	The Advance. This Note evidences an advance made by the Holder to the Maker under the loan facility of up to $475,000 provided for in Section 2A.1 of the Purchase Agreement (the “Loan”). The aggregate principal amount advanced under this Note and all other notes issued under Section 2A.1, inclusive of the $50,000 advance referred to in Section 2.1(i) of the Purchase Agreement, shall not exceed $475,000.

2.	Interest. The outstanding principal amount of this Note shall bear interest at the rate of twelve percent (12%) per annum, accruing daily from the Date of Advance on the basis of a 365-day year and the actual number of days elapsed. Accrued interest shall be payable at maturity and shall not compound.

3.	Maturity. The outstanding principal amount of this Note, together with all accrued and unpaid interest, shall be due and payable in full on the earlier of (a) the second anniversary of the Closing and (b) the second anniversary of the Date of Advance of the first note issued under Section 2A.1 of the Purchase Agreement (the “Maturity Date”), to the extent not earlier converted in accordance with Section 5, prepaid in accordance with Section 4, or otherwise applied in accordance with Section 6. If the Purchase Agreement is terminated before the Closing, the outstanding principal amount of this Note and all accrued interest shall become due and payable within thirty (30) days after that termination.

4.	Unsecured; Prepayment. This Note is unsecured. The Maker may not prepay this Note, in whole or in part, without the prior written consent of the Holder. If the Company’s net revenue for any fiscal quarter exceeds $5,000,000, the Holder may, by written notice to the Maker, demand prepayment of this Note, and the Maker shall, within thirty (30) days after delivery of that notice, prepay the entire outstanding principal amount together with all interest accrued to the date of prepayment. The Maker shall procure that the Company distributes to the Maker or to Motomova such amounts as are necessary to fund that prepayment, to the extent permitted by applicable law and the Company’s constitutional documents. The Holder’s right to convert under Section 5 shall survive until this Note is repaid in full.

5.	Conversion.

5.1	Conversion Right. At any time before repayment in full, the Holder may, at its sole election and in whole or in part, convert the outstanding principal amount of this Note and accrued interest thereon into fully paid ordinary shares of M.E.A. Testing Systems Ltd. (the “Company” and such shares, the “Conversion Shares”), by delivering written notice to the Maker (a “Conversion Notice”). The Conversion Shares shall be transferred by the Maker or Motomova, or newly issued by the Company, at the Maker’s election.

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5.2	Conversion Price. The number of Conversion Shares issuable on conversion shall equal the amount being converted divided by a price per share equal to the Conversion Valuation divided by the number of shares of the Company outstanding on a Fully Diluted Basis as of the date of the Conversion Notice. “Conversion Valuation” means the lower of (a) four (4) times the Company’s EBITDA for the fiscal year ending December 31, 2027, as derived from the Audited Financial Statements for that fiscal year, and (b) $10,000,000; provided that if the Company’s EBITDA for that fiscal year is zero or negative, clause (a) shall be disregarded, and if the Conversion Valuation determined under this sentence would be less than $2,000,000, the Conversion Valuation shall be $2,000,000.

5.3	Conversion Before Audited Financials. If a Conversion Notice is delivered before the Audited Financial Statements for the fiscal year ending December 31, 2027 are available, the Conversion Valuation shall be deemed to be $10,000,000 and the number of Conversion Shares shall be adjusted once such statements are available. If the adjustment results in fewer Conversion Shares than were delivered, the Holder shall return the excess; if it results in more, the Maker shall deliver, or cause to be delivered, the additional Conversion Shares. Any such adjustment shall be effected within ten (10) business days after the Audited Financial Statements become available.

5.4	NYSE Blocker. No conversion under this Note shall result in the Holder and its affiliates holding, including the Purchased Shares, 19.999% or more of the Company’s share capital on a Fully Diluted Basis (the “NYSE Blocker”). To the extent any portion of this Note cannot be converted without exceeding the NYSE Blocker, that portion shall remain outstanding as a non-convertible obligation bearing interest at the rate set out in Section 2 and shall be repaid on the Maturity Date.

5.5	Delivery; Minority Consents. The Maker shall deliver, or cause to be delivered, the Conversion Shares within ten (10) business days after delivery of a Conversion Notice, free and clear of all liens and encumbrances, together with evidence of their registration in the Company’s shareholder register in the name of the Holder. The Maker shall procure any consents or waivers of the MEA Minority required for that delivery, and shall procure that Motomova and the Company take all steps within their power to give effect to the conversion.

5.6	Partial Conversion. On any partial conversion, this Note shall remain outstanding as to the unconverted balance, and the Maker shall, at the Holder’s request, issue a replacement note reflecting that balance.

6.	Application at an Option Closing. If this Note is outstanding at an Option Closing, the Holder may, at its election, (a) apply the outstanding principal and accrued interest against the Option Purchase Price, (b) convert the same in accordance with Section 5, or (c) require repayment in full at the Option Closing, and Section 3.7 of the Purchase Agreement shall be read accordingly.

7.	Use of Proceeds. The Maker shall apply the proceeds of this Note solely to (a) payment of amounts owed to the noteholders of Motomova, (b) working capital of the Company, and (c) the Company’s drone-related activities, in each case by way of advances by the Maker to Motomova or the Company, and to no other purpose without the Holder’s prior written consent. The Maker shall, on the Holder’s request, provide reasonable evidence of the application of such proceeds.

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8.	Events of Default. Each of the following is an “Event of Default” under this Note:

(a)	the Maker fails to pay any principal or interest when due and such failure continues for ten (10) business days after written notice from the Holder;

(b)	the Maker fails to deliver, or cause the delivery of, Conversion Shares in accordance with Section 5 and such failure continues for ten (10) business days after written notice from the Holder;

(c)	the Maker fails to perform any other covenant in this Note or in Section 2A of the Purchase Agreement and such failure continues for thirty (30) days after written notice from the Holder;

(d)	any representation made by the Maker in the Purchase Agreement or in this Note proves to have been incorrect in any material respect when made;

(e)	the Maker, Motomova or the Company becomes insolvent, makes a general assignment for the benefit of creditors, or has insolvency, liquidation, receivership or analogous proceedings commenced against it that are not dismissed within sixty (60) days; or

(f)	the Maker transfers, disposes of, or creates a lien over any of its shares in Motomova, or Motomova transfers, disposes of, or creates a lien over any of its shares in the Company, in breach of Section 8.2 of the Purchase Agreement.

9.	Remedies. On the occurrence and during the continuance of an Event of Default, the Holder may, by written notice to the Maker, declare the outstanding principal amount of this Note and all accrued interest immediately due and payable, whereupon the same shall become immediately due and payable without further demand or notice, provided that on an Event of Default under Section 8(e) such amounts shall become immediately due and payable automatically and without notice. The Holder’s rights under this Note are cumulative and in addition to any other right or remedy available to it at law or in equity, including the conversion right in Section 5, which shall survive any acceleration.

10.	Miscellaneous.

10.1	Notices. Notices under this Note shall be given in the manner provided in Section 10.5 of the Purchase Agreement.

10.2	Assignment. The Maker may not assign or transfer this Note or any of its obligations hereunder without the Holder’s prior written consent. The Holder may assign this Note to any of its subsidiaries in accordance with Section 10.3 of the Purchase Agreement.

10.3	Amendment; Waiver. This Note may be amended, and any provision waived, only by a writing signed by the Maker and the Holder. No delay or omission by the Holder in exercising any right shall operate as a waiver of that or any other right.

10.4	Governing Law; Jurisdiction. This Note is governed by the laws of the State of Delaware, without regard to its conflicts of laws principles, and the Maker irrevocably submits to the exclusive jurisdiction of the competent courts located in Delaware, in accordance with Section 10.2 of the Purchase Agreement.

10.5	Severability. If any provision of this Note is held unenforceable, that provision shall be excluded and the remainder of this Note shall be enforceable in accordance with its terms.

10.6	Counterparts; Electronic Signature. This Note may be executed in counterparts and delivered by electronic transmission, each of which shall be deemed an original.

10.7	Waiver of Presentment. The Maker waives presentment for payment, demand, protest and notice of dishonor.

[Signature page follows]

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IN WITNESS WHEREOF, the Maker has executed this Convertible Promissory Note as of the Date of Advance set forth above.

MAKER:
MAYERS VENTURES LLC

By:
Name:
Title:

ACCEPTED AND AGREED:
TESSERA DEFENSE AND HOMELAND SECURITY INC.

By:
Name:	Michael Oster
Title:	Chief Executive Officer

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